Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Threshold Pharmaceuticals

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals Announces Update on Its Phase 3 Trial in

Soft Tissue Sarcoma

─ Company to Host Conference Call and Webcast Today, July 1, 2013 at 8:30 AM ET ─

SOUTH SAN FRANCISCO, CA – July 1, 2013 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced a protocol amendment to the company’s pivotal Phase 3 trial of TH-302, an investigational hypoxia-targeted drug, in patients with advanced soft tissue sarcoma (STS). The changes to the protocol are based on new assumptions related to the performance of current standard of care in STS, as well as a higher than anticipated rate of enrollment, and are intended to strengthen the ability of the study to detect a clinically meaningful and statistically significant effect of TH-302 on overall survival. The U.S. Food and Drug Administration (FDA) has agreed to the amendment under the existing Special Protocol Agreement.

The first change to the protocol is an increase in the number of patients (from 450 to 620). This increase is intended to adjust for new assumptions about the primary endpoint overall survival, based on the latest medical findings in STS clinical research. According to recently published data, patients who receive standard of care treatment being used in the control arm of Threshold’s study may live longer than has historically been observed.1 The addition of patients to the trial is required to maintain the power of the study and the ability to detect a clinically meaningful effect of TH-302 with a robust level of statistical significance.

The second change to the protocol comprises the removal of an interim futility analysis of the secondary endpoint progression-free survival (PFS). Given the study’s high rate of enrollment, an interim futility analysis would no longer serve its original purpose as the trial would be largely through its enrollment phase by the time the analysis would be completed. Safety will remain under regular review by an Independent Data Monitoring Committee (IDMC).

Though Threshold will remain blinded to the data from its ongoing Phase 3 trial, an IDMC, which monitors patient safety on an ongoing basis, will conduct an interim analysis for survival after 235 events are reached and data are ready for analysis. Although the timing is event-based, the interim analysis is projected to occur in the first half of 2014. The interim efficacy analysis is designed to allow for the early termination of the study based on achieving a pre-specified statistical outcome and recommendation of the IDMC. If the IDMC recommends that the study continue as planned, Threshold will remain blinded to the data until the company conducts the final analysis on overall survival when 434 events will have been reached. Unless the IDMC recommends that the study end early, Threshold expects to report top-line results following the final efficacy analysis on overall survival in the first half of 2015.

“We are pleased with the FDA’s agreement on the protocol amendment, which is intended to strengthen our Phase 3 study,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “Importantly, at our current enrollment rate, we should be able to accommodate the increase in sample size while still completing enrollment of the study around the end of this year.”

“The scientific and clinical data provide rationale for evaluating TH-302 as a potential new therapy for patients with STS,” said William D. Tap, M.D., Section Chief, Sarcoma Oncology at Memorial Sloan-Kettering Cancer Center and Principle Investigator of the Phase 3 study. “TH-302 is activated under hypoxic conditions, a common feature of many solid tumors, which may be associated with worse outcomes in patients with soft tissue sarcoma. Importantly, the critical need remains for new therapies to improve outcomes for patients with soft tissue sarcoma, and we are looking forward to the outcome of this Phase 3 study.”

About the Clinical Development Program for TH-302 in Patients with Soft Tissue Sarcoma

Threshold is conducting this international, randomized, pivotal Phase 3 trial in partnership with the Sarcoma Alliance for Research through Collaboration (SARC). The trial is enrolling patients with metastatic or locally advanced unresectable soft tissue sarcoma and is designed to evaluate the efficacy and safety of TH-302 in combination with doxorubicin, compared to doxorubicin alone. The Phase 3 trial for TH-302 was initiated following results from a multi-center, dose-escalation, single arm, uncontrolled Phase 1/2 trial of TH-302 in 91 patients with soft tissue sarcoma.2 The most commonly reported adverse events were nausea and fatigue, which were reported in 70% and 67% of patients, respectively. Skin rash and hyperpigmentation were reported in 32% and 18% of patients, respectively; stomatitis, an inflammation of the mucous lining in the mouth and throat, was reported in 41% of patients. These events were all grade 1 or grade 2 and reversible. Frequency of grade 3/4 neutropenia and thrombocytopenia was 20% and 25%, respectively. Febrile neutropenia or neutropenic sepsis were reported in 10% of patients. There was no evidence of renal, hepatic or cardiotoxicity. Updated efficacy results showed that patients treated with TH-302 and doxorubicin had a median overall survival of 21.5 months and an overall best response (partial and complete responses, unconfirmed) of 36%.3

About Soft Tissue Sarcoma

Sarcomas are a group of aggressive cancers of connective tissues of the body for which there are currently limited treatment options. Soft tissue sarcomas are treated with surgery, chemotherapy and radiation. Usually a combination of these modalities offers the best chance to treat the disease successfully. Doxorubicin and ifosfamide are the most commonly used chemotherapeutic agents in patients with advanced soft tissue sarcoma, but response rates are generally low and toxicity can be significant. The American Cancer Society estimates about 11,410 new soft tissue sarcomas will be diagnosed in 2013 and 4,390 Americans are expected to die from these cancers.

About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under severe tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma (STS), and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer. Both Phase 3 trials are being conducted under a Special Protocol Assessment with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of STS. TH-302 is also being investigated in hematological malignancies and combination trials in solid tumors.

Threshold signed a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, in February 2012, which includes an option for Threshold to co-commercialize in the U.S.

Conference Call and Webcast

At 8:30 a.m. Eastern Time today, Threshold’s management will host a conference call and a simultaneous webcast to discuss the Phase 3 STS study update. The webcast can be accessed on the company’s website in the Investors/Webcasts section http://investor.thresholdpharm.com/events.cfm. Alternatively, please call 1-866-748-8653 (U.S) or 1-678-825-8234 (international). The conference ID number is 13817932. The webcast will be archived on Threshold’s website though August 1, 2013.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc., is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in the microenvironments of most solid tumors as well as the bone marrows of some patients with hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the timing and potential results of the Phase 3 trial of TH-302 in patients with advanced soft tissue sarcoma, including a potential interim analysis, rate of patient enrollment in the Phase 3 trial of TH-302 in patients with advanced soft tissue sarcoma, and potential therapeutic uses and benefits of TH-302 to treat patients with soft tissue sarcoma, pancreatic cancer or other cancers. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability to enroll or complete anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether later trials confirm the results of earlier trials, whether the Phase 3 trial data is sufficient to support regulatory approval to market TH-302, and issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on May 2, 2013 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

References

1.	Judson I, et al. Results of a randomized phase III trial (EORTC 62012) of single agent doxorubicin versus doxorubicin plus ifosfamide as first line chemotherapy for patients with advanced or metastatic soft tissue sarcoma: a survival study by the EORTC Soft Tissue and Bone Sarcoma Group. Presented at the 37th European Society for Medical Oncology Congress; September 28-October 2, 2012; Vienna, Austria. Abstract LBA7.

2.	Chawla SP, et al. A Phase 2 Study of TH-302 in combination with doxorubicin in advanced soft tissue sarcoma. Presented at the 16th Annual Meeting of the Connective Tissue Oncology Society; October 26-29, 2011; Chicago, Illinois.

3.	Ganjoo KN, et al. TH-302 maintenance following TH-302 plus doxorubicin induction: the results of a phase 2 study of TH-302 in combination with doxorubicin in soft tissue sarcoma. Presented at the 17th annual meeting of the Connective Tissue Oncology Society; November 14-17, 2012; Prague, Czech Republic.

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